                                         --------------------------------------
                                                       OMB APPROVAL
---------------                          --------------------------------------
    FORM 4                               OMB Number:                  3235-0287
                                         Expires:             December 31, 2002
---------------                          Estimated average burden
                                         hours per response................ 0.5
                                         --------------------------------------


[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(b).



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  RICHARDSON                        STEVEN                 A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  5225 S LOOP 289
--------------------------------------------------------------------------------
                                    (Street)

  LUBBOCK                            TEXAS              79424
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ALAMOSA HOLDINGS, INC.     APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     12/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                     CHIEF OPERATING OFFICER
       ------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person



================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================



                                                                                        5.
                                                          4.                            Amount of      6.
                                                          Securities Acquired (A) or    Securities     Owner-
                            2.            3.              Disposed of (D)               Beneficially   ship            7.
                            Trans-        Transaction     (Instr. 3, 4 and 5)           Owned          Form:           Nature of
                            action        Code            --------------------------    at End of      Direct (D)      Indirect
1.                          Date          (Instr. 8)                 (A)                Month          or              Beneficial
Title of Security           (Month/       ------------                or                (Instr. 3      Indirect (I)    Ownership
(Instr. 3)                  Day/Year)     Code      V     Amount     (D)      Price     and 4)         (Instr.4)       (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                12/06/02       A              100,000     A                 100,000            D
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=============================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                 SEC 1474 (3-99)


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
             2.                                                                                        deriv-    of
             Conver-                         5.                              7.                        ative     Deriv-   11.
             sion                            Number of                       Title and Amount          Secur-    ative    Nature
             or                              Derivative    6.                of Underlying     8.      ities     Secur-   of
             Exer-               4.          Securities    Date              Securities        Price   Bene-     ity:     In-
             cise                Trans-      Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
             Price   3.          action      or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.           of      Trans-      Code        of(D)         12/6/12                     Amount  ative   at End    In-      ficial
Title of     Deriv-  action      (Instr.     (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   Date        8)          4 and 5)      Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  (Month/     -------     ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)   Code  V     (A)      (D)  cisable  Date   Title     Shares  5)      4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE     $.84    12/6/02      A         300,000         (1)     12/6/12  COMMON    300,000         300,000     D
STOCK                                                                         STOCK
OPTION
(RIGHT TO
BUY)
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====================================================================================================================================

Explanation of Responses: (1) 4% of the shares subject to the option vest each month commencing on the date of grant.


** Intentional misstatements or omissions of facts constitute Federal Crime Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Steven A. Richardson                              12/09/02
------------------------------------------            ----------------
 **Signature of the Reporting Person                  Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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